Exhibit 99.1

   Serologicals Reports Fourth Quarter and Full Year 2003 Results;
           Revenues up 68% and Pro Forma Net Income up 166%

    ATLANTA--(BUSINESS WIRE)--Feb. 18, 2004--Serologicals Corporation (Nasdaq/NM: SERO) today reported results for the fourth quarter and twelve months ended December 28, 2003.
    Net sales for the fourth quarter of 2003 totaled $46.4 million compared to $27.7 million in the fourth quarter of 2002, an increase of 68%. Including discontinued operations and special charges for the fourth quarter, the Company reported net income of $4.9 million, or $0.19 per diluted share, compared with net income of $4.2 million, or $0.17 per diluted share in the prior year quarter. The Company's pro forma net income excluding the impact of discontinued operations and special charges in the prior year more than doubled to $6.7 million, or $0.27 per diluted share in the fourth quarter 2003 compared with $2.5 million, or $0.10 per diluted share in the comparable quarter of 2002. The pro forma net income for the fourth quarter 2003 includes a benefit of $0.01 per diluted share from the impact of reducing the Company's historical effective income tax rate of 35% to 31.5%, reflecting the Company's full year 2003 effective tax rate on continuing operations.
    For the full year 2003, net sales were $146.9 million, compared with $99.3 million in the comparable period of 2002, an increase of 48%. Including discontinued operations and special charges, the Company reported net income of $1.5 million, or $0.06 per diluted share, compared with net income of $13.9 million, or $0.56 per diluted share in the prior year period. The Company's pro forma net income excluding the impact of discontinued operations and special charges was $17.0 million, or $0.68 per diluted share for the full year 2003 compared with $8.0 million, or $0.32 per diluted share in the comparable period of 2002. The pro forma net income for the full year 2003 includes a benefit of $0.03 per diluted share from the impact of reducing the Company's pro forma effective income tax rate from its historical rate of 35% to 31.5%, which represents the Company's consolidated rate for continuing operations in 2003.
    Reconciliations between Serologicals' GAAP results and pro forma results for the periods reported are presented at the end of this press release. Additional information is presented in the investor relations section of the Company's web site at www.serologicals.com.
    David A. Dodd, President and CEO, stated, "Serologicals completed 2003 with an outstanding fourth quarter, which culminated an extremely productive year in the transformation of our Company. Several areas of the business continue to perform exceptionally well, most notably our monoclonal facility in Scotland, which reported a record sales year in 2003 as sales increased 33% and gross profit increased 61% for the year. Our Research Products segment, which has met all of our expectations since the acquisition of Chemicon in April 2003, continues to perform well and we are confident in the future growth and performance of that business segment. During the quarter and the year, we continued the successful progress in our Cell Culture area, further strengthening the intellectual property related to these products, while achieving progress in our development of novel cell culture supplements. As previously announced, we successfully completed the divestiture of our Therapeutic Plasma business effective December 28, 2003, which now positions the Company to focus on its three core areas of Research, Cell Culture and Diagnostic products. We will continue to focus our growth initiatives in the areas of Research and Cell Culture and are continuing to look for attractive acquisition and licensing opportunities.
    Currently, more than 50% of our revenues are derived from either patented, exclusively licensed or proprietary products. We expect this will continue to increase in correlation with our internal research, business development and acquisition activities, further strengthening our competitive position in our markets.
    In looking toward 2004 and beyond, we are pleased that the pipeline of products using EX-CYTE(R) is continuing to expand. Recently another product which uses EX-CYTE(R) in its manufacturing process received approval by the FDA. During recent months we have become aware of several products in Phase II and III trials that use our product. Also, Chemicon is anticipated to grow nicely, with growth expected in stem cell products, neuroscience products, and gene manipulation technology, among other areas, as well as in new areas of customer focus through our BioPharm salesforce."
    The following table shows a breakdown of the revenue contribution by segment for the fourth quarter and year to date periods for 2003 and 2002:


$ in Millions        Quarter Ended            Twelve Months Ended
              --------------------------------------------------------
              Dec. 28, 2003 Dec. 29, 2002 Dec. 28, 2003 Dec. 29, 2002
              --------------------------------------------------------
           Actual % Total Actual % Total Actual % Total Actual % Total
              --------------------------------------------------------
Revenue:
Research     $14.7   32%   $1.3     5%  $43.0     29%   $4.1      4%
Cell Culture  24.1   52%   18.7    68%   74.0     51%   68.2     69%
Diagnostic     7.6   16%    7.7    27%   29.9     20%   27.0     27%
              --------------------------------------------------------
   Total     $46.4  100%  $27.7  100%  $146.9    100%  $99.3    100%
              ========================================================

    The following table shows a breakdown of the gross profit contribution by segment for the fourth quarter and year to date periods for 2003 and 2002:

$ in Millions         Quarter Ended            Twelve Months Ended
              --------------------------------------------------------
              Dec. 28, 2003 Dec. 29, 2002 Dec. 28, 2003 Dec. 29, 2002
              --------------------------------------------------------
              Actual   GM %   Actual  GM %   Actual  GM %  Actual GM %
              --------------------------------------------------------
Gross Profit:
Research        $9.2    63%   $0.6     43%   $26.7   62%   $1.6   38%
Cell Culture    13.1    54%    9.5     51%    38.6   52%   37.1   54%
Diagnostic       3.7    49%    4.0     52%    15.9   53%   13.5   50%
              --------------------------------------------------------
   Total       $26.0    56%  $14.1     51%   $81.2   55%  $52.2   53%
              ========================================================


    Selected highlights:

    -- Sales of research products in fourth quarter 2003 increased $13.4 million over the prior year quarter and $38.9 million for the twelve months as a result of the Chemicon acquisition. Gross margins for research products increased as a result of the higher margin Chemicon products. Chemicon reported sales increases of 46% in the United States, and 21% in Europe compared to the fourth quarter of 2002. Chemicon's fourth quarter 2003 sales increased 42% over the fourth quarter of 2002. Sales for the full year 2003 increased 22% over the comparable period in 2002. Specific product lines that reported strong growth over the prior year were adhesion antibodies, diagnostic kits, growth factors and cytokines, neuroscience antibodies, signal transduction and the patented ESGRO(TM) stem cell culture media supplement.

    The recently introduced BioPharm salesforce is successfully selling the research products portfolio related to industrial research and development. In addition to the Chemicon products, this salesforce sells EX-CYTE(R), proprietary BSA, recombinant human insulin, and transferrin, all of which are critical to the successful expression of proteins and antibodies in mammalian cell lines.

    -- Sales of cell culture products during the fourth quarter increased 29%, from $18.7 million in 2002 to $24.1 million in the current year quarter. Sales of EX-CYTE(R) in the quarter were $9.7 million, compared to $7.4 million in the fourth quarter of 2002. Sales of the Company's proprietary bovine serum albumin (BSA) in the quarter increased 8% to $4.8 million, and sales of recombinant insulin increased $2.7 million, or 67%, from $4.0 million in 2002 to $6.7 million in 2003.

    Gross margins for cell culture products increased in the current year quarter primarily due to a sale of EX-CYTE(R) at 100% gross margin in accordance with a take or pay contract to one of the Company's customers. If this particular sale had been recorded at a normal gross margin, total Cell Culture margins for the period would have been approximately 51%.
    New evaluations of EX-CYTE(R) and the Company's other proprietary cell culture supplements continued to accelerate during the quarter and for 2003. At year-end, in excess of 80 product evaluations were actively underway, more than double the total from a year ago. In addition, the Company is aware of continued progress in the product development and regulatory approval process of several products using EX-CYTE(R) and other proprietary supplements from the Company.

    -- Sales of total diagnostic products were essentially flat compared to the fourth quarter of 2002. Sales of diagnostic monoclonal antibodies and related products increased 13% from $5.4 million in the fourth quarter of 2002 to $6.1 million in the current year quarter. This increase was offset by decreased sales of disease state antibodies, detection products and other diagnostic products. Gross margins on diagnostic products were 49% for the fourth quarter of 2003 compared with 52% in the fourth quarter of 2002. Improved gross margins in the Company's diagnostic monoclonal antibody product line, at 62% versus 51% a year earlier, were offset by lower margins on bio-diagnostic plasma products resulting from lower sales of these products.

    -- Selling, general and administrative (SG&A) costs increased 52% from $8.3 million (30% of net sales) in the fourth quarter of 2002 to $12.6 million (27% of net sales) in the same period of 2003. The increase was attributable to the Chemicon acquisition, which incurred SG&A costs of approximately $6.5 million for the quarter. The Chemicon expenses increased compared to the third quarter of 2003 primarily due to timing of hiring of certain personnel, including a new sales team focused on development of the biopharmaceutical market.

    -- Research and development investment increased as a result of the Chemicon acquisition and due to continued investment in internal development work in the cell culture area. During the fourth quarter of 2003, Chemicon introduced 121 new products, bringing the total for the year to a record 617 new products.

    For the year, Chemicon new product revenues were approximately $1,300 per product representing a 61% increase over 2002. The Company continues to focus on introducing new products that generate increasingly higher revenues at increased margins.
    The Company continued to advance various projects in the cell culture area related to the characterization and performance of EX-CYTE(R) and other cell culture supplements, as well as progress in developing novel cell culture supplements. The Company was recently awarded a United States patent for the prion clearance step in the EX-CYTE(R) manufacturing process. In addition, the Company has recently filed provisional patent applications related to new products in development related to their unique performance in the production of antibodies and proteins.

    -- The Company's consolidated effective tax rate including discontinued operations for the year was 25%, resulting from higher tax credits, the impact of the loss recorded in the discontinued therapeutic business and the generation of more of our income in lower-tax jurisdictions. The Company reduced its pro forma tax rate for both the quarter and year to date periods to 31.5%, reflecting the tax rate on normal continuing operations. The Company currently expects its effective rate in 2004 to be 33% for the full year.

    -- The Company's cash balance at the end of December 2003 was $48.6 million, compared with $15.2 million at the end of 2002. The Company currently has cash on hand of approximately $62 million. Accounts receivable totaled approximately $34.1 million at the end of December 2003, compared with $22.1 million at the end of 2002.

    -- Capital expenditures for the fourth quarter were $7.4 million, of which approximately $6.4 million related to the construction of the Company's new EX-CYTE(R) manufacturing facility in Lawrence, Kansas. For the twelve months, capital expenditures were $19.6 million, of which $16.2 million related to the Kansas facility.

    -- Depreciation and amortization for the fourth quarter of 2003 totaled $2.7 million, compared with $1.5 million in the fourth quarter of 2002. The increase is due to the amortization of intangibles arising from the Chemicon acquisition.

    In conclusion, Dodd stated, "We are excited about the outlook for 2004 and beyond, as we plan to focus on accelerating our revenue growth, continuing to control our overhead costs, expanding and broadening our customer base for our existing products, and seeking growth opportunities in the Research and Cell Culture product areas. In addition, the Company today is poised for increased acquisition and licensing activity expanding our business with higher growth, high margin opportunities beginning in 2004."
    Serologicals will hold its fourth quarter earnings conference call at 9:00 a.m. (Eastern Time) February 19, 2004. The conference call dial in number is 719-457-2617, confirmation code 608991. The live broadcast will also be available online at the Company's website at www.serologicals.com and at www.StreetEvents.com.
    If you are unable to participate in the call, a 14-day playback will start February 19, 2004 at 11:00 a.m. (Eastern Time). To listen to the playback, please call 719-457-0820 and enter access code 608991 or access the archived web cast on the Company's website at www.serologicals.com.

    About Serologicals

    Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 650 employees worldwide, and its stock is traded on the Nasdaq National Stock Market under the symbol SERO.
    For information on Serologicals Corporation, visit the company's corporate web site at http://www.serologicals.com.

    Statement Regarding Use of Non-GAAP Measures

    This press release contains certain pro forma net income measures which exclude the impact of discontinued operations and of non-recurring charges that affected the periods presented. These items are excluded by management when analyzing the results of operations for the Company's ongoing businesses. Management believes that the pro forma results provide investors with additional useful information concerning the Company's current and historical performance of its continuing business operations.
    Pro forma net income is a non-GAAP measure and should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Reconciliations between GAAP results and pro forma results are presented in the schedules at the end of this press release.

    Safe Harbor Statement

    This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the future growth of the Company's business and the acceleration of the rate of growth; the Company's intent to pursue acquisition and licensing opportunities; our efforts to develop new products; the impact on the Company from new EX-CYTE(R) customers and the successful development of products manufactured using EX-CYTE(R); our ability to control overhead costs; the growth potential of the company's neuroscience, stem cell and gene manipulation products; and the Company's expectation regarding income tax rates for 2004. Additional information concerning these and other risks and uncertainties is outlined in our filings with the Securities and Exchange Commission, including our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 14, 2003. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made, and the Company undertakes no obligation to publicly update these statements based on events that may occur after the date of this press release.
    Serologicals and EX-CYTE are registered trademarks of Serologicals Royalty Company.


                            SEROLOGICALS CORPORATION
                              Financial Highlights
               (in thousands, except share and per share amounts)

                        CONSOLIDATED STATEMENTS OF INCOME
Fourth Quarter and Twelve Months Ended December 28, 2003 and December
                                    29, 2002
                                   (Unaudited)



                            Quarter Ended        Twelve Months Ended
                       ----------------------- -----------------------
                         Dec. 28, Dec. 29, Dec. 28, Dec. 29, 2003 2002 2003 2002
                       ----------- ----------- ----------- -----------

Net sales                 $46,360     $27,678    $146,915     $99,289
Costs and expenses:
  Cost of sales            20,333      13,612      65,675      47,076
  Selling, general and
   administrative
   expenses                12,552       8,269      43,668      33,811
  Research and
   development              1,916       1,697       6,214       5,628
  Amortization of
   intangibles                624         235       2,175         895
  Special charges             ---       1,909       2,778       1,909
                       ----------- ----------- ----------- -----------
Operating income           10,935       1,956      26,405       9,970
  Other expense
   (income), net              (68)        (60)        180          31
  Write-off of deferred
   financing costs            ---         ---       4,492         ---
  Interest expense
   (income), net            1,176          26       4,129        (398)
                       ----------- ----------- ----------- -----------
Income from continuing
 operations, before
 income taxes               9,827       1,990      17,604      10,337
Provision for income
 taxes                      2,812         697       5,537       3,617
                       ----------- ----------- ----------- -----------
Income from continuing
 operations                 7,015       1,293      12,067       6,720
Discontinued
 operations, net of
 taxes                     (2,126)      2,885     (10,561)      7,229
                       ----------- ----------- ----------- -----------
Net income                 $4,889      $4,178      $1,506     $13,949
                       =========== =========== =========== ===========

Basic earnings (loss) per common share:
  Net income from
   continuing
   operations               $0.29       $0.05       $0.49       $0.28
  Discontinued
   operations               (0.09)       0.12       (0.43)       0.29
                       ----------- ----------- ----------- -----------
  Net income                $0.20       $0.17       $0.06       $0.57
                       =========== =========== =========== ===========

Diluted earnings (loss) per common share:
  Net income from
   continuing
   operations               $0.28       $0.05       $0.48       $0.27
  Discontinued
   operations               (0.09)       0.12       (0.42)       0.29
                       ----------- ----------- ----------- -----------
  Net income                $0.19       $0.17       $0.06       $0.56
                       =========== =========== =========== ===========

Weighted average
 shares:
  Basic                24,691,618  24,435,820  24,549,322  24,356,852
                       =========== =========== =========== ===========
  Diluted              25,221,942  24,790,628  24,960,208  24,837,205
                       =========== =========== =========== ===========



                            Serologicals Corporation
                Condensed Consolidated Balance Sheets
                                    Unaudited


(in thousands)

                                                   December  December
      Assets                                       28, 2003  29, 2002
                                                 ---------------------

Current assets:
  Cash and cash equivalents                         $48,564   $15,242
  Trade accounts receivable, net                     34,126    22,090
  Inventories                                        33,826    19,535
  Other current assets                               10,982     5,546
  Discontinued operations                             7,019    19,302
                                                 ---------------------
    Total current assets                            134,517    81,715
Property and equipment, net                          73,204    48,725
Discontinued operations                               5,613    15,824
Goodwill                                             93,577    30,812
Other intangible assets, net                         49,881    13,765
Other                                                 1,386       324
                                                 ---------------------
    Total assets                                   $358,178  $191,165
                                                 =====================

       Liabilities and Stockholders' Equity
Current liabilities:
  Current maturities of long term debt                   $7      $385
  Accounts payable                                    4,547     4,211
  Accrued liabilities and other                      22,339    10,133
  Discontinued operations                             2,864     1,518
                                                 ---------------------
    Total current liabilities                        29,757    16,247
4.75% Convertible debentures                        130,916       ---
Long term debt and capital lease obligations            ---        39
Deferred income taxes                                18,181     4,062
Other liabilities                                       180        95
Discontinued operations                                 172       352
Stockholders' equity                                178,972   170,370
                                                 ---------------------
    Total Liabilities and Stockholders' Equity     $358,178  $191,165
                                                 =====================



                            Serologicals Corporation
                 Condensed Consolidated Statements of Cash Flows
       For the Twelve Months Ended December 28, 2003 and December 29, 2002



(in thousands)                               December 28, December 29,
                                                 2003        2002
                                             -------------------------
Operating Activities:
---------------------

Net Income                                        $1,506    $13,949
Income (loss) from discontinued operations       (10,561)     7,229
                                               -----------------------
Net income from continuing operations             12,067      6,720
Non-cash and working capital changes, net          6,038        522
                                               -----------------------
  Net cash from operating activities              18,105      7,242
                                               -----------------------

Investing Activities:
---------------------

Purchases of property & equipment                (19,644)   (11,457)
Purchases of businesses, net of cash acquired    (97,344)      (327)
Other, net                                          (246)       ---
                                               -----------------------
  Net cash used in investing activities         (117,234)   (11,784)
                                               -----------------------

Financing Activities:
---------------------

Proceeds from convertible debentures             130,000        ---
Other, net                                        (7,006)    (2,273)
                                               -----------------------
  Net cash from (used in) financing activities   122,994     (2,273)
                                               -----------------------

Net cash from discontinued operations             11,282     10,390
                                               -----------------------
Effect of foreign exchange on cash                (1,825)      (452)
                                               -----------------------

Net increase in cash and cash equivalents         33,322      3,123
Cash, beginning of year                           15,242     12,119
                                               -----------------------
Cash, end of year                                $48,564    $15,242
                                               =======================



                            Serologicals Corporation
      Reconciliation of GAAP Net Income to Pro Forma Net Income

(in thousands)
                                Quarter Ended     Twelve Months Ended
                               Dec. 28,  Dec. 29,   Dec. 28,  Dec. 29,
                                 2003      2002       2003       2002
                               ---------------------------------------

Pro forma net income excluding discontinued operations and special charges:

Income from continuing
 operations before income
 taxes                        $ 9,827   $ 1,990   $ 17,604   $ 10,337
                             ------------------- ---------------------

Add back special charges:
   Deferred financing fees        ---       ---      4,492        ---
   Other                          ---     1,909      2,778      1,909
                             ------------------- ---------------------
    Total special charges         ---     1,909      7,270      1,909
                             ------------------- ---------------------
Pro forma income before taxes   9,827     3,899     24,874     12,246
Income taxes at pro forma
 effective rate (1)             3,096     1,365      7,835      4,286
                             ------------------- ---------------------
Pro forma net income           $6,731    $2,534    $17,039     $7,960
                             =================== =====================


Pro forma basic earnings per
 share                          $0.27     $0.10      $0.69      $0.33
Pro forma diluted earnings
 per share                      $0.27     $0.10      $0.68      $0.32


    (1) The Company's pro forma effective tax rate for the quarter and full year 2003 is 31.5%, representing the Company's effective tax rate on continuing operations for the full year, and applying it to the quarter to normalize the fourth quarter rate. The tax rate used in determining pro forma net income for 2002 is 35%, the actual effective rate for the fourth quarter and full year 2002.

    CONTACT: Serologicals Corporation, Atlanta
             Bud Ingalls, 678-728-2115
                 or
             Craig Brown, 678-728-2117